EXHIBIT 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Post-Effective Amendment No. 7 to the Registration Statement (No. 333-201842) on Form S-11 of Resource Income Opportunity REIT, Inc. (formerly Resource Innovation Office REIT, Inc.) of our report dated December 13, 2016, relating to our audit of the statement of revenue and certain operating expenses of Sunnyside Commons located at 1025 W. Sunnyside, Chicago, Illinois, for the year ended December 31, 2015, included in the Form 8-K/A filed with the SEC on January 18, 2017 and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants

Dallas, Texas

August 1, 2017